PRESS RELEASE

China BAK Reports Second Quarter Fiscal Year 2012 Financial Results

Shenzhen, China – May 7, 2012 – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), a leading global manufacturer of lithium-based battery cells, today announced its financial results for the second quarter of fiscal year 2012 ended March 31, 2012 (“Q2 2012”).

Second Quarter Fiscal Year 2012 Highlights

  Revenue from high-power lithium-ion battery cells reached a record $2.3 million, an increase of 197.3% year-over-year
  In March 2012, China BAK’s polymer cells passed ZTE Corporation’s certification process and will supply polymer cells to be used in smartphones
  China BAK reported another quarter of positive cash flow of $9.1 million from operating activities

“Historically, our second fiscal quarter is a slow quarter partly due to the Chinese New Year holidays, which significantly reduce overall sales volume. In addition, the continued weakness in the global economy and the slowdown in the replacement market also impacted our business. At the same time, we are pleased with the growth in revenue from our high-power lithium battery cells, which are supplied to EV customers,” commented Mr. Xiangqian Li, Chairman, President and CEO of China BAK.

Second Quarter Fiscal Year 2012 Results

Net revenue for the three months ended March 31, 2012, decreased 54.3% to $32.8 million, from $71.8 million in the previous quarter and decreased 29.8% year-over-year from $46.7 million in the second quarter of fiscal 2011. The decline in revenue was largely due to reduced demand for the Company’s prismatic cells and cylindrical cells.

Revenues from prismatic products, including aluminum-case cells and battery packs, which are used in mobile phones and certain personal electronic devices, were $20.5 million, down 62.8% from $55.1 million in the previous quarter and down 29.5% from $29.0 million in the second quarter of fiscal 2011.

Revenues from cylindrical cells, used in notebook computers, certain electronic devices and electric vehicles, were $7.6 million, down 41.3% from $13.0 million in the previous quarter and down 49.9% from $15.2 million in the second quarter of fiscal 2011.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $2.3 million, down 11.0% from $2.6 million in the previous quarter and up 39.7% from $1.7 million in the second quarter of fiscal 2011.

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Revenues from high-power lithium battery cells, used in electric bicycles, other electric vehicles, power tools, and uninterruptible power supplies, and other applications, were $2.3 million, up 121% from $1.1 million in the previous quarter and up 197.3% from $0.8 million in the second quarter of fiscal 2011.

Gross loss for the second quarter of fiscal year 2012 was $3.9 million, compared to gross profit of $14.0 million in the previous quarter and gross profit of $4.4 million in the second quarter of fiscal 2011. The weakness in gross profit was largely due to a decrease in prismatic and cylindrical sales volume during the three months ended March 31, 2012, and a significant write down of obsolete inventory over the three months ended March 31, 2012.

Operating expenses totaled $10.7 million, or 32.7% of revenue, in the second quarter, down 8.4% from $11.7 million, or 16.3% of revenue, in the previous quarter, and up 70.6% from $6.3 million, or 13.4% of revenue, in the second quarter of fiscal 2011. Operating expenses in the second quarter of fiscal 2012 include no impairment charge, compared with an impairment charge of $2.7 million in the previous quarter, and no impairment charge in the second quarter of fiscal 2011. Research and development expenses were $1.8 million, or 5.6% of revenue, up 48.6% from $1.2 million, or 1.7% of revenue in the previous quarter, and down 4.3% from $1.9 million, or 4.1% of revenue, in the second quarter of fiscal 2011. Sales and marketing expenses were $1.8 million, or 5.3% of revenue, down 10.5% from $2.0 million, or 2.7% of revenue, in the previous quarter, and down 20.3% from $2.2 million, or 4.7% of revenue, in the second quarter of fiscal 2011. General and administrative (G&A) expenses were $7.1 million, or 21.7% of revenue, up 22.9% from $5.8 million, or 8.1% of revenue, in the previous quarter, and significantly up from $2.1 million, or 4.6% of revenue, in the second quarter of fiscal 2011. The significant increase in G&A expenses year-over-year was mainly due to increase in provision for bad debt expenses following an assessment of account collectability in the second quarter of 2012.

Operating loss was $14.6 million compared to operating income of $2.3 million in the previous quarter and operating loss of $1.8 million in the second quarter of fiscal 2011.

Net loss was $15.6 million, or diluted loss per share of $0.25, in the second quarter of fiscal 2012 compared to net loss of $1.8 million, or diluted loss per share of $0.03, in the previous quarter and net loss of $4.1 million, or diluted loss per share of $0.06, in the second quarter of fiscal 2011.

Financial Condition

On March 31, 2012, China BAK had $16.7 million in cash and cash equivalents. For the second quarter of fiscal year 2012, Days Sales Outstanding (DSO) increased to 275 days from 124 days last quarter and Days Sales of Inventory increased to 144 days from 96 days last quarter. Short-term bank loans and long-term bank loans totaled $164.5 million as compared to $178.2 million on December 31, 2011. Shareholders’ equity totaled $120.2 million. China BAK had $47.4 million available for borrowing under its credit facilities. The Company generated $9.1 million from cash flow from operating activities in the second quarter of fiscal 2012.

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Business Outlook

“Over the next few quarters, we expect our earnings performance to improve as we continue to transition from the replacement market to the OEM market. We have cooperative relationships with major tier 1 OEM customers in China and anticipate our revenues will recover as we expand in the OEM market. We were pleased that our high-power lithium ion battery cells reached record quarterly revenues nearly 200% higher than in the same quarter last year, and we expect that our cooperative relationship with Chery Automobile, among others, will contribute to greater earnings in this sector. We also expect our ongoing upgrades to our polymer cell production lines will further our transition toward servicing and generating profits from China’s growing smartphone and tablet computer battery cell markets,” commented Mr. Xiangqian Li, Chairman, President and CEO of China BAK.

Conference Call

China BAK will host a conference call at 8:00 a.m. ET on Monday, May 7, 2012 to discuss results for the second quarter of fiscal year 2012 ended March 31, 2012. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 877-847-0047 or 212-444-0113. International callers should dial 852-3006-8101. The pass code for the call is 673-355. If you are unable to participate in the call at this time, a replay will be available from 11:00 a.m. ET on Monday, May 7, 2012 through 11:00 a.m. ET, Monday, May 21, 2012. To access the replay, please dial 866-572-7808. International callers should dial (852) 3012-8000. The pass code for the replay is 673-355. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/webcast.aspx. To listen to the live webcast, please go to China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, after the call a replay will be available on China BAK’s website for a period of one year.

About China BAK Battery Inc.

China BAK Battery, Inc. (NASDAQ: CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, smartphones, notebook computers, e-bikes, electric vehicles, power tools, uninterruptible power supplies, and portable consumer electronics such as portable media players, portable gaming devices, personal digital assistants, or PDAs, camcorders, digital cameras, and Bluetooth headsets. China BAK Battery, Inc.’s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square feet. For more information regarding China BAK Battery, Inc., please visit http://www.bak.com.cn.

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Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the financial outlook of the Company; the ability of the Company to secure future opportunities in the market by leveraging its R&D capabilities and reputation; the ability of the Company to develop new products and new markets successfully; the general ability of the Company to achieve its commercial objectives, including the Company’s plan to sustain growth while creating shareholder value; the business strategy, plans and objectives of the Company and its subsidiaries; and risks related to China BAK's business and risks related to operating in China. Please refer to China BAK's Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as well as China BAK's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:
China BAK Battery, Inc.
Mr. Ke Marcus Cui
Chief Financial Officer
Tel: 86-755-61886818 ext 6856
E-mail: ir@bak.com.cn

CCG Investor Relations
Mr. Roger Ellis
Partner & SVP for Market Intelligence
Tel: 310-954-1332
E-mail: roger.ellis@ccgir.com

-Financial Tables Follow-

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China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Operations and Comprehensive Loss
For the Three Months Ended March 31, 2012, December 31, 2011 and March 31, 2011
(Amounts in thousands, except per share data)

	Three Months Ended
		December 31,
	March 31, 2012	2011	March 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenues	$32,781	$71,755	$46,711
Cost of revenues	(36,651)	(57,724)	(42,262)
Gross (loss) / profit	(3,870)	14,031	4,449

Operating expenses:
Research and development expenses	(1,848)	(1,244)	(1,933)
Sales and marketing expenses	(1,753)	(1,958)	(2,199)
General and administrative expenses	(7,112)	(5,789)	(2,150)
Impairment charge	-	(2,708)	-
Total operating expenses	(10,713)	(11,699)	(6,282)

Operating (loss) / income	(14,583)	2,332	(1,833)

Finance costs, net	(2,634)	(2,883)	(2,512)
Government grant income	1,185	825	31
Other income	412	20	49
(Loss) / income before income taxes	(15,620)	294	(4,265)

Income tax (expenses) / benefits	(8)	(2,114)	182
Net loss	$(15,628)	$(1,820)	$(4,083)
Other comprehensive income / (loss)
- Foreign currency translation
adjustment	68	1,791	1,228
Comprehensive loss	$(15,560)	$(29)	$(2,855)

Net loss per share:
Basic	$(0.25)	$(0.03)	$(0.06)
Diluted	$(0.25)	$(0.03)	$(0.06)

Weighted average shares outstanding:
Basic	63,095	63,095	62,895
Diluted	63,095	63,095	62,895

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China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Balance Sheets
As of March 31, 2012 and September 30, 2011
(Amounts in thousands)
	March 31,	September 30,
	2012	2011
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$16,679	$24,858
Pledged deposits	2,337	5,726
Trade accounts receivable, net	100,339	88,261
Inventories, net	58,786	67,141
Prepayments and other receivables	11,670	5,243
Deferred tax assets, net	3,992	6,000
Total current assets	193,803	197,229

Property, plant and equipment, net	240,618	243,238
Lease prepayments, net	32,648	32,731
Intangible assets, net	813	295
Deferred tax assets, net	1,734	1,749
Total assets	$469,616	$475,242

Liabilities
Current liabilities
Short-term bank loans	$140,883	$139,706
Current maturities of long-term bank loans	-	23,495
Accounts and bills payable	124,703	118,423
Accrued expenses and other payables	38,349	20,976
Total current liabilities	303,935	302,600

Long-term bank loans, less current maturities	23,618	14,975
Other long-term loan	2,492	2,457
Deferred revenue	7,433	7,456
Other long-term payables	11,220	11,732
Deferred tax liabilities	758	748
Total liabilities	349,456	339,968
Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 63,816,276 issued and outstanding as of September 30, 2011 and March 31, 2012	64	64
Donation Shares	14,102	14,102
Additional paid-in-capital	126,610	126,135
Statutory reserves	7,786	7,645
Accumulated deficit	(61,999)	(44,410)
Accumulated other comprehensive income	37,664	35,805
Less: Treasury shares	(4,067)	(4,067)
Total shareholders’ equity	120,160	135,274
Total liabilities and shareholders’ equity	$469,616	$475,242

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China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2012, December 31, 2011 and March 31, 2011
(Amounts in thousands)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net loss	$(15,628)	$(1,820)	$(4,084)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,149	5,178	4,656
Provision for / (recovery of provision for) doubtful debts	2,633	1,054	(614)
Provision for / (recovery of provision for) obsolete inventories	2,289	(322)	(737)
Impairment charge	-	2,708	-
Share-based compensation	219	255	409
Deferred income taxes	-	2,111	(182)
Deferred revenue	(63)	(63)	(61)
Exchange (loss) / gain	(163)	165	(135)
Changes in operating assets and liabilities:
Trade accounts receivable	6,421	(20,226)	1,997
Inventories	(5,481)	12,688	1,657
Prepayments and other receivables	(4,884)	(2,003)	1,285
Accounts and bills payable	5,556	(1,028)	(1,273)
Accrued expenses and other payables	13,088	6,949	(293)
Net cash provided by operating activities	$9,136	$5,646	$2,625

Cash flow from investing activities
Purchases of property, plant and equipment	(6,274)	(3,778)	(6,349)
Purchases of intangible assets	-	(464)	-
Net cash used in investing activities	$(6,274)	$(4,242)	$(6,349)

Cash flow from financing activities
Proceeds from borrowings	57,578	37,818	66,874
Repayment of borrowings	(52,379)	(59,075)	(72,954)
Decrease in pledged deposits	2,648	808	10,567
Net cash provided by / (used in) financing activities	$7,847	$(20,449)	$4,487

Effect of exchange rate changes on cash and cash equivalents	95	62	268
Net increase / (decrease) in cash and cash equivalents	10,804	(18,983)	1,031
Cash and cash equivalents at the beginning of the period	5,875	24,858	24,527
Cash and cash equivalents at the end of the period	$16,679	$5,875	$25,558

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